Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Waste Management, Inc.

Waste Management Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.875% Senior Notes due 2029 of Waste Management, Inc.	457(r)	$750,000,000	99.314%	$744,855,000	0.00011020	$82,083.02
	Other	Guarantee of 4.875% Senior Notes due 2029 of Waste Management, Inc. by Waste Management Holdings, Inc. (1)	Other (1)	—	—	—	—	— (1)
	Debt	4.875% Senior Notes due 2034 of Waste Management, Inc.	457(r)	$1,250,000,000	98.502%	$1,231,275,000	0.00011020	$135,686.51
	Other	Guarantee of 4.875% Senior Notes due 2034 of Waste Management, Inc. by Waste Management Holdings, Inc. (1)	Other (1)	—	—	—	—	— (1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$1,976,130,000		$217,769.53
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$217,769.53

(1)	Waste Management Holdings, Inc. will fully and unconditionally guarantee the 4.875% Senior Notes due 2029 and 4.875% Senior Notes due 2034, each issued by Waste Management, Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to each such guarantee.